SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2018

BioMarin Pharmaceutical Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-26727	68-0397820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Lindaro Street, San Rafael, California	94901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 506-6700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Credit Agreement

On October 19, 2018, BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., a national banking association, as Administrative Agent and Swing Line Lender (“Bank of America” or the “Administrative Agent”), Citibank, N.A. as L/C Issuer, and the Lenders party thereto (the “Lenders”).

The Credit Agreement provides for up to $200 million in revolving loans (the “Revolving Credit Facility”), none of which was drawn at closing. Subject to the satisfaction of certain conditions precedent, the Company will be entitled to draw funds at its discretion until the Revolving Credit Facility matures on October 19, 2021, at which time all outstanding amounts become due and payable (except that if at least $100 million aggregate principal amount of the Company’s 1.5% senior subordinated convertible notes due in 2020 remain outstanding on August 1, 2020 and certain other conditions have not been met, the Company may be required to repay all amounts borrowed under the Credit Agreement on August 1, 2020). The Company expects to use the proceeds of the Revolving Credit Facility to finance ongoing working capital needs (including, but not limited to, timing differences resulting from the strategic management of short-term investments) and for other general corporate purposes. The Company paid a facility fee to the Lenders in connection with the Revolving Credit Facility.

The loans under the Revolving Credit Facility will bear interest at a floating rate of interest per annum based either on, at Company’s option, (a) the London Interbank Offered Rate (“LIBOR”) (except that if LIBOR is less than zero it shall be deemed to be zero for purposes of the Credit Agreement), or LIBOR successor rate, plus an applicable margin ranging from 1.00% to 1.95% per annum, based upon the Company’s net leverage ratio and EBITDA for each of the two most recently ended four-quarter measurement periods, or (b) the Base Rate, generally the prime lending rate, plus an applicable margin ranging from 0.00% to 0.95%, based upon the Company’s net leverage ratio and EBITDA for each of the two most recently ended four-quarter measurement periods. Commitment fees payable on the undrawn amount range from 0.15% to 0.35% per annum based upon the Company’s net leverage ratio and EBITDA for each of the two most recently ended four-quarter measurement periods.

The Company’s obligations under the Credit Agreement are currently guaranteed by its direct subsidiary, California Corporate Center Acquisition LLC, and such obligations may in the future be guaranteed from time to time by certain other material domestic subsidiaries.

The Company will have the right, but not the obligation, to prepay the Revolving Credit Facility in whole or in part and/or terminate the Revolving Credit Facility without premium or penalty at any time.

The Credit Agreement includes customary representations, warranties and covenants by the Company and certain of its subsidiaries, including, among other things, restrictions on the Company’s and such subsidiaries’ ability to incur additional indebtedness, dispose of its assets, incur liens, make investments, and pay dividends or other distributions, in each case subject to specified exceptions. The Credit Agreement also contains customary indemnification obligations and customary events of default, including, but not limited to, failure to timely make payments when due under the Credit Agreement, failure to comply with any of the covenants under the Credit Agreement or any other loan document, the occurrence of certain insolvency or bankruptcy-related events, cross-default to certain other material indebtedness and the occurrence of a “change of control” (as defined in the Credit Agreement).

During the occurrence and continuance of an event of default by the Company under the Credit Agreement, the Lenders would be entitled to exercise their remedies thereunder, including termination of the commitment of each Lender to make loans and any obligation of the issuer of letters of credit under the Revolving Credit Facility to make credit extensions, and the right to accelerate any outstanding obligations under the Credit Agreement.

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Item 1.02	Termination of a Material Definitive Agreement.

2016 Credit Agreement

As previously disclosed, on November 29, 2016, the Company entered into a credit agreement (the “2016 Credit Agreement”)

with Bank of America, N.A., a national banking association, as Administrative Agent, Swing Line Lender and L/C Issuer and the Lenders party thereto, providing for up to $100 million in revolving loans, a copy of which was filed with the Company’s Annual Report on Form 10-K for the period ending December 31, 2016.

Concurrently with the Company’s entry into the Credit Agreement, the Company and the parties to the 2016 Credit Agreement terminated the 2016 Credit Agreement, discharging the Company’s and its subsidiaries obligations thereunder.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above with respect to entry into the Credit Agreement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: October 23, 2018	By:	/s/ G. Eric Davis
G. Eric Davis Executive Vice President, General Counsel